Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Expiration and Results of Exchange Offer
and Consent Solicitation and Results of Special Meeting of Stockholders

IRVINE, CA – October 21, 2022 – Impac Mortgage Holdings, Inc. (NYSE American: IMH) (the “Company”) today announced that the holders of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), approved the proposals that were conditions to the closing of the previously announced offers to each holder of the Company’s 9.375% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”) and each holder of the Company’s 9.125% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock,” and together with the Series B Preferred Stock, the “Preferred Stock”), to exchange all of the outstanding shares of Preferred Stock for certain stock and warrant consideration (the “Exchange Offers”). A Form 8-K disclosing the full voting results will be filed with the Securities and Exchange Commission. The proposals were approved at the Company’s special meeting of the Company’s holders of Common Stock held on October 20, 2022 (the “Special Meeting”).

The Company also today announces the expiration and results of its previously announced Exchange Offers and consent solicitation (the “Consent Solicitation”) relating to its Preferred Stock as described above. The Exchange Offers and Consent Solicitation expired at 11:59 p.m., Eastern Daylight Time, on October 20, 2022 (the “Expiration Date”).

The Company has been advised that 460,778 shares of Series B Preferred Stock, or approximately 69.23% of the outstanding shares of Series B Preferred Stock, and 949,671 shares of Series C Preferred Stock, or approximately 67.59% of the outstanding shares of Series C Preferred Stock, which amount excludes 1,300 shares of Series C Preferred Stock that remain subject to guaranteed delivery procedures, were validly tendered and not validly withdrawn prior to the Expiration Date. The Company has accepted for payment all shares of Preferred Stock validly tendered and not validly withdrawn prior to the Expiration Date pursuant to the settlement procedures described in the final Prospectus/Consent Solicitation filed by the Company with the Securities and Exchange Commission on October 18, 2022. The Company also expects to accept for payment all shares of Series C Preferred Stock that remain subject to guaranteed delivery procedures and to make payment for all accepted shares on October 26, 2022.

Concurrently with the Exchange Offers, the Company solicited consents from holders of the Preferred Stock to amend the Company’s charter (as amended and as currently in effect, the “Charter”) to permit the closing of the Exchange Offers and to make each share of Series B Preferred Stock and each share of Series C Preferred Stock redeemable for the same consideration received by holders of Series B Preferred Stock and Series C Preferred Stock, respectively, who participate in the applicable Exchange Offer, without payment of, or allowance for, any accrued and unpaid dividends on any shares of Preferred Stock (whether or not such dividends have accumulated and whether or not such dividends accrued before or after completion of the Exchange Offers). The proposed amendments to the Company’s Charter (the “Proposed Amendments”) required the consent of holders of at least 66 2/3% of the outstanding shares of each series of Preferred Stock, with the holders of each series voting as a separate class. Pursuant to the Consent Solicitation, the Company received the approval of approximately 69.23% of the outstanding shares of Series B Preferred Stock and 67.59% of the outstanding shares of Series C Preferred Stock. Accordingly, the Proposed Amendments will become effective upon acceptance for record by the State Department of Assessments of Maryland.

The Company also announces that its registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) registering the shares of Common Stock, warrants to purchase Common Stock, and shares of the Company’s 8.25% Series D Cumulative Redeemable Preferred Stock, par value $0.01 per share (“New Preferred Stock”) issuable in the Exchange Offers was declared effective by the SEC on October 18, 2022.

D.F. King & Co., Inc. served as the Information Agent and Solicitation Agent for the Exchange Offers and Consent Solicitation, and American Stock Transfer & Trust Company, LLC served as the Exchange Agent.

This announcement is for informational purposes only and shall not constitute an offer to purchase or a solicitation of an offer to sell the shares of Preferred Stock, an offer to sell or a solicitation of an offer to buy any shares of Common Stock, warrants to purchase Common Stock, or shares of New Preferred Stock or a solicitation of the related consents. The Exchange Offers and Consent Solicitation were made only through, and pursuant to the terms and conditions set forth in, the Company’s Schedule TO, Prospectus/Consent Solicitation and related Letters of Transmittal and Consents.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially,” “appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” “desire,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following: acceptance of a plan for regaining compliance with the NYSE American’s listed company standards; impact on the U.S. economy and financial markets due to the outbreak and continued effect of the COVID-19 pandemic; our ability to successfully consummate the contemplated exchange offers for our outstanding preferred stock and receive the requisite consents for the proposed amendments to our charter documents to facilitate the redemption from holders of our outstanding preferred stock who do not participate in the exchange offers; any adverse impact or disruption to the Company’s operations; changes in general economic and financial conditions (including federal monetary policy, interest rate changes, and inflation); increase in interest rates, inflation, and margin compression; ability to successfully sell aggregated loans to third-party investors; successful development, marketing, sale and financing of new and existing financial products, including NonQM products; recruit and hire talent to rebuild our TPO NonQM origination team, and increase NonQM originations; volatility in the mortgage industry; performance of third-party sub-servicers; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity and satisfy financial covenants; our ability to maintain compliance with the continued listing requirements of the NYSE American for our common stock; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; ability to successfully create cost and product efficiencies through new technology including cyber risk and data security risk; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise; the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome of any claims we are subject to, including any settlements of litigation or regulatory actions pending against us or other legal contingencies; and compliance with applicable local, state and federal laws and regulations.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q we file with the SEC and in particular the discussion of “Risk Factors” therein. This document speaks only as of its date and we do not undertake, and expressly disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements except as required by law.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and real estate solutions that address the challenges of today’s economic environment. Impac’s operations include mortgage lending, servicing, portfolio loss mitigation, real estate services, and the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, Chief Administrative Officer at (949) 475-3988 or email Justin.Moisio@ImpacMail.com.

Website: http://ir.impaccompanies.com or www.impaccompanies.com

Contacts:

Justin Moisio

Chief Administrative Officer

(949) 475-3988

Justin.Moisio@ImpacMail.com